SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BlackRock FundsSM

BlackRock Index Funds, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For Home Office, FA, and DC Platform use only

The following is a summary of a reorganization proposal involving BlackRock index mutual funds. Please read the attached proxy statement for more detailed information.

Why are shareholders receiving a proxy statement?

Shareholders are receiving a proxy statement because they own shares of the BlackRock S&P 500 Index Fund and/or the BlackRock Index Equity Portfolio (the “Target Feeder Funds”).

Why is a shareholder meeting being held?

Shareholder approval is being sought for a Reorganization of each Target Feeder Fund into the BlackRock S&P 500 Stock Fund (the “Reorganization”).

At the shareholder meeting, shareholders will be asked to consider and act upon two proposals related to the Reorganization.

Proposal 1 (Master Reorganization): A reorganization between the Master S&P 500 Index Series and the S&P 500 Stock Master Portfolio

Proposal 2: A reorganization between each Target Feeder Fund and the BlackRock S&P 500 Stock Fund

(Each Target Feeder Fund invests all of its assets in the Master S&P 500 Index Series. The BlackRock S&P 500 Stock Fund invests all of its assets in the S&P 500 Stock Master Portfolio.)

Why are there two proposals (rather than one proposal) related to the Reorganization?

Although shareholders of the Target Feeder Funds are not shareholders of the Master S&P 500 Index Series, because each Target Feeder Fund invests all of its investable assets in the Master S&P 500 Index Series, shareholders of the Target Feeder Funds are being asked to provide instructions as to how their respective Target Feeder Fund should vote its shares of the Master S&P 500 Index Series. (See Proposal 1).

Each proposed Reorganization relating to a Target Feeder Fund is contingent upon the completion of the Master Reorganization. The proposed Reorganization of one Target Feeder Fund is not contingent on the completion of the proposed Reorganization of the other Target Feeder Fund. However, the Master Reorganization is contingent on the approval of at least one Reorganization of a Target Feeder Fund by its shareholders.

If you are in favor of the proposed Reorganization, you should vote “For” the Master Reorganization and “For” the Reorganization of your Target Feeder Fund.

Why is BlackRock proposing the Reorganization?

The Reorganization is being proposed because the S&P 500 Index Fund, the Index Equity Portfolio and the S&P 500 Stock Fund have substantially similar investment objectives and strategies. BlackRock believes that each Fund generally will benefit more from possible operating efficiencies that may be achieved by combining the Funds’ assets than by continuing to operate each Fund separately. Additionally, combining the funds will eliminate duplicate products and pricing inconsistencies.

How will the Reorganization affect fund fees and expenses?

Assuming one or both Reorganizations occurred on December 31, 2011, the S&P 500 Stock Fund after the Reorganization (the “Combined Feeder Fund”) would have total and net annual fund operating expenses for each of its share classes that are expected to be the same as or lower than those of the corresponding share classes of the Target Feeder Funds prior to the Reorganization(s), after giving effect, in the case of net annual fund operating expenses, to all applicable contractual expense reimbursements (which exclude the effect of certain fees and expenses).     BlackRock has contractually agreed to reimburse or provide offsetting credits to the Combined Fund, as applicable, for Independent expenses (as described in the Combined Fund’s prospectus) through August 31, 2013. Pro forma Independent expenses for all share classes of the Combined Fund are 1 basis point.

The contractual management fee rate and effective management fee rate of the S&P 500 Stock Master Portfolio is higher than the contractual management fee rate and effective management fee rate of the Target Master Portfolio. However, as stated above, shareholders would have total and net annual fund operating expenses for each of its share classes that are expected to be the same as or lower after the Reorganization(s).

Will shareholders receive the same class of shares of the Combined Feeder Fund as the shares of the Target Feeder Fund that they now hold?

The table below shows which share class of the Combined Feeder Fund shareholders of each Target Feeder Fund will receive after the Reorganization involving their Target Feeder Fund.

S&P 500 Index Fund (Target Feeder Fund)	Index Equity Portfolio (Target Feeder Fund)	NASDAQ Tickers (before)	CUSIPS (before)	S&P 500 Stock Fund (Combined Feeder Fund)	NASDAQ Tickers (after)	CUSIPS (after)
Investor A	N/A	MDSRX	09253F507	Investor A	BSPAX	066923566

Institutional	N/A	MASRX	09253F606	Institutional	BSPIX	066923558

N/A	Investor A	CIEAX	091927657	Service	BSPSX	066923533

N/A	Investor B	CIEBX	091927640	Service	BSPSX	066923533

N/A	Investor C	CIECX	091927632	Investor C1	BSPZX	066923541

N/A	Service	PNESX	091927665	Service	BSPSX	066923533

N/A	Institutional	PNIEX	091927673	Class K (currently undesignated)	WFSPX	066922204

Will shareholders own the same number of shares of the Combined Feeder Fund as they currently own of their respective Target Feeder Fund(s)?

No. However, the Combined Feeder Fund shares that shareholders will receive in the Reorganization involving their respective Target Feeder Fund will have the same aggregate net asset value as the Target Feeder Fund shares that shareholders owned immediately prior to the Reorganization.

Are there any differences in front-end sales loads or contingent deferred sales charges?

Front-end sales loads:

With the exception of Investor A shares of the Index Equity Portfolio, which are subject to a 3.00% front-end sales load, there is currently no front-end sales load on the shares of the Target Feeder Funds.

No front-end sales loads will be imposed on the shares of the Combined Feeder Fund to be issued in the Reorganizations (Investor A, Investor C1, Institutional, Service and Class K) to the shareholders of the Target Feeder Funds.

Contingent Deferred Sales Charges (“CDSC”)

With the exception of Investor B shares and Investor C shares of the Index Equity Portfolio and Investor C1 shares of the Combined Feeder Fund, no share classes of the Target Feeder Funds or the Combined Feeder Fund will be subject to a CDSC.

Investor B shares of the Index Equity Portfolio, which are currently subject to a 4.50% CDSC if redeemed within one year (and subject thereafter to a decreasing CDSC schedule for redemptions made in subsequent years), will be converted into Service shares of the Combined Feeder Fund and will not be subject to a CDSC.

Investor C shares of the Index Equity Portfolio, which are currently subject to a 1.00% CDSC for up to one year, will be converted into Investor C1 shares of the Combined Feeder Fund, which are also subject to a 1.00% CDSC for up to one year.

The holding period with respect to any CDSC that applies to shares of the Combined Feeder Fund acquired by a shareholder in a Reorganization will be measured from the earlier of the time that shareholder purchased (i) such Target Feeder Fund shares or (ii) shares of any other fund advised by BlackRock Advisors or its affiliates and subsequently exchanged them for such shares of the Target Feeder Fund.

Will shareholders have to pay any sales load, commission or other similar fee in connection with the Reorganization?

No, shareholders will not have to pay any sales load, commission or other similar fee in connection with the Reorganization.

What are the expenses to shareholders of the S&P 500 Index Fund and Index Equity Portfolio before and after the Reorganizations?

The fee tables below provide information about the fees and expenses attributable to each class of shares of the Target Feeder Funds, assuming the Reorganization(s) had taken place on December 31, 2011. Future fees and expenses may be greater or less than those indicated below.

Share Classes of Current Funds	Before (%) *	After (%) *	Share Classes of Combined Fund
S&P 500 Index Fund

Investor A			Investor A
Management Fee	0.01	0.05	Management Fee
Gross Expense	0.57	0.49	Gross Expense
Net Expense	0.56	0.48	Net Expense

Institutional			Institutional
Management Fee	0.01	0.05	Management Fee
Gross Expense	0.31	0.24	Gross Expense
Net Expense**	0.30	0.23	Net Expense

*	Fee table estimates based on data from December 31, 2011. All expenses are expressed as a percentage of fund net assets.

**	The Net Expenses are Gross Expenses after certain contractual caps disclosed in the fund’s prospectus. Please refer to the N-14 for more detailed information regarding the Target Feeder Funds’ contractual caps. BlackRock has contractually agreed to reimburse or provide offsetting credits to the Combined Fund, as applicable, for Independent expenses (as described in the Combined Fund’s prospectus) through August 31, 2013. Contractual waivers are terminable upon 90 days’ notice by the fund’s independent trustees or by a majority vote of outstanding fund securities.

Share Classes of Current Funds	Before (%) *	After (%) *	Share Classes of Combined Fund
Index Equity Portfolio

Investor A			Service**
Management Fee	0.01	0.05	Management Fee
Gross Expense	0.43	0.40	Gross Expense
Net Expense***	0.42	0.39	Net Expense

Investor B			Service**
Management Fee	0.01	0.05	Management Fee
Gross Expense	1.45	0.40	Gross Expense
Net Expense***	1.24	0.39	Net Expense

Investor C			Investor C1
Management Fee	0.01	0.05	Management Fee
Gross Expense	1.25	1.25	Gross Expense
Net Expense***	1.24	1.24	Net Expense

Service			Service**
Management Fee	0.01	0.05	Management Fee
Gross Expense	0.40	0.40	Gross Expense
Net Expense***	0.39	0.39	Net Expense

Institutional			Class K
Management Fee	0.01	0.05	Management Fee
Gross Expense	0.24	0.17	Gross Expense
Net Expense***	0.18	0.16	Net Expense

*	Fee table estimates based on data from December 31, 2011.

**	Index Equity Portfolio Investor A, B and Service shareholders will receive Service shares in the Combined Fund. All expenses are expressed as a percentage of fund net assets.

***	The Net Expenses are Gross Expenses after certain contractual caps disclosed in the fund’s prospectus. Please refer to the N-14 for more detailed information regarding Target Feeder Funds’ contractual caps. BlackRock has contractually agreed to reimburse or provide offsetting credits to the Combined Fund, as applicable, for Independent expenses (as described in the Combined Fund’s prospectus) through August 31, 2013. Contractual waivers are terminable upon 90 days’ notice by the fund’s independent trustees or by a majority vote of outstanding fund securities.

Will the Reorganization create a taxable event for shareholders?

Each Reorganization is expected to qualify as a tax-free “reorganization,” which means that a Target Feeder Fund will not recognize any gain or loss as a result of the Reorganization involving that Target Feeder Fund. Prior to its Reorganization, however, each Target Feeder Fund will distribute to its shareholders all investment company taxable income, net tax-exempt income and net realized capital gains not previously distributed to shareholders. Such distribution of investment company taxable income and net realized capital gains will be taxable to shareholders.

What if shareholders redeem their shares before the Reorganization takes place?

If shareholders choose to redeem their shares before the Reorganization involving their respective Target Feeder Fund takes place, then the redemption will be treated as a normal sale of shares and, generally, will be a taxable transaction and may be subject to any applicable CDSC.

How do shareholders vote their shares?

Shareholders can vote shares beneficially held through their account by mail, telephone or Internet or in person at the joint special meeting of the Target Feeder Funds (“Special Meeting”). To vote by mail, shareholders should mark their vote on the enclosed proxy card and sign, date and return the card in the postage-paid envelope provided. To vote by telephone or over the Internet, shareholders should have the proxy card in hand and call the telephone number or go to the website address listed on the card and follow the instructions. To vote at the Special Meeting, shareholders should attend the Special Meeting in person and have the proxy card on hand.

When will the Reorganization occur?

If approved by shareholders, each Reorganization is expected to occur during the fourth quarter of 2012. A Reorganization will only take place if the Reorganization is approved by the relevant Target Feeder Fund’s shareholders. The Feeder Fund Reorganizations will not take place unless the Master Reorganization has been completed. The Master Reorganization will not take place unless at least one Feeder Fund Reorganization has been approved by shareholders.

Below is a timeline to help shareholders understand when certain events have occurred or are expected to take place. This may change at any time.

July 5, 2012 — Preliminary filing of combined prospectus/proxy statement proposing fund reorganizations

August 16, 2012 — Combined prospectus/proxy statement became effective

Late August 2012 — Mailings to Target Fund shareholders will commence

Late-August – Early-September, 2012 — Home Office/FP approved communication announcing that the final combined prospectus/proxy statement has filed

September – October, 2012 — Solicitation of shareholder votes through a telephone campaign

October 12, 2012 — Shareholder meeting

Weekend of November 16, 2012 — If proposals are approved, the Target Funds will reorganize into the S&P 500 Stock Fund

October – November, 2012 – If required shareholder approval is not received in time to reorganize the funds on the above dates, shareholder meetings will be adjourned and additional solicitation of votes will occur during this time.